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                                                                   Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary                       State of Incorporation or Organization
------------------                       --------------------------------------

West Ad...............................................   Nevada
Wagon Wheel Stages, Inc. .............................   Nevada
Reno Projects, Inc. ..................................   Nevada
Harveys C.C. Management Company, Inc. ................   Nevada
Harveys L.V. Management Company, Inc. ................   Nevada
Harveys Iowa Management Company, Inc. ................   Nevada
Harveys Maryland Management Company, Inc. ............   Nevada
Harveys Wagon Wheel Casino Limited Liability Company..   Colorado
Harveys N.Y. Management Company, Inc. ................   Nevada
Harveys Tahoe Management Company, Inc. ...............   Nevada